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[J.P.MORGAN LETTERHEAD]


News release: IMMEDIATE                                         January 15, 1998


              J.P. Morgan elects Lawrence Bossidy as a new director

         Lawrence A. Bossidy, Chairman and Chief Executive Officer of AlliedSignal Inc., has been elected a director of J.P. Morgan & Co. Incorporated. His election becomes effective February 1, 1998.

         Mr. Bossidy, 62, has served as Chief Executive of AlliedSignal since 1991 and Chairman since 1992. Prior to joining the company, he worked for 34 years at General Electric Company, where he was Vice Chairman and Executive Officer from 1984-1991.

         "We are very pleased to welcome Larry Bossidy to J.P. Morgan's Board," said Douglas A. Warner, chairman and CEO of Morgan. "Larry has been a member of our International Council for a number of years, offering valuable insight, perspective, and experience on key issues. We look forward to the contribution he will make as a director of our firm."

         Mr. Bossidy is also a director of Merck & Co. and Champion International Corporation. He is Chairman of The Business Council and a member of The Business Roundtable. Mr. Bossidy, who has served on J.P. Morgan's International Council since 1991, has stepped down from the Council with his election to Morgan's Board.

         Mr. Bossidy graduated in 1957 from Colgate University, where he earned a Bachelor of Arts degree in Economics. He is married with nine children.

         J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.


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Press contact:                 Joseph Evangelisti                   212-648-9589